Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-215915

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED December 20, 2017)

PURE BIOSCIENCE, INC.

1,572,941 shares of Common Stock

176,471 shares of Common Stock issuable upon the exercise of Outstanding Warrants

This prospectus supplement (the “Prospectus Supplement”) supplements our prospectus dated December 20, 2017 (the “Prospectus”), relating to the resale by selling stockholders named in the Prospectus of up to 1,749,412 shares of our common stock in connection with the resale of:

●	up to 1,572,941 shares of common stock issued to the selling security holders in the registrant’s private placement offering (the “Private Placement Offering”), which closed on December 1, 2016 and January 23, 2017 (the “Closings”); and

●	up to 176,471 shares of our common stock issuable upon the exercise of warrants issued to the selling security holders in the Private Placement Offering (the “2017 Warrants”).

The selling stockholders may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholders, refer to the section of the Prospectus entitled “Plan of Distribution.”

Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 14, 2017 (the “10-Q”). Accordingly, we have attached the 10-Q to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our business and an investment in our securities involve significant risks. See “Risk Factors” beginning on page 8 of the Prospectus, as supplemented, and included in this Prospectus Supplement to read about factors that you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is December 20, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

[X]	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED OCTOBER 31, 2017

[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

Commission File Number 001-14468

PURE Bioscience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0530289
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1725 Gillespie Way El Cajon, California	92020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 596-8600

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [X] No [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [  ] No [X]

As of December 12, 2017, there were 67,981,861 shares of the registrant’s common stock, $0.01 par value per share, outstanding.

PURE Bioscience, Inc.

Form 10-Q

for the Quarterly Period Ended October 31, 2017

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Part I - Financial Information

Item 1. Financial Statements

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	October 31, 2017	July 31, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,229,000	$1,640,000
Accounts receivable	143,000	297,000
Inventories, net	274,000	273,000
Restricted cash	75,000	75,000
Prepaid expenses	175,000	174,000
Total current assets	3,896,000	2,459,000
Property, plant and equipment, net	530,000	548,000
Patents, net	781,000	822,000
Total assets	$5,207,000	$3,829,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$425,000	$426,000
Accrued liabilities	212,000	249,000
Derivative liabilities	—	1,853,000
Total current liabilities	637,000	2,528,000
Deferred rent	10,000	11,000
Total liabilities	647,000	2,539,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding
Common stock, $0.01 par value: 100,000,000 shares authorized, 67,981,861 shares issued and outstanding at October 31, 2017, and 63,093,153 shares issued and outstanding at July 31, 2017	680,000	631,000
Additional paid-in capital	115,701,000	110,141,000
Accumulated deficit	(111,821,000)	(109,482,000)
Total stockholders’ equity	4,560,000	1,290,000
Total liabilities and stockholders’ equity	$5,207,000	$3,829,000

See accompanying notes.

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PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended
	October 31,
	2017	2016
Net product sales	$464,000	$531,000
Operating costs and expenses
Cost of goods sold	146,000	265,000
Selling, general and administrative	1,445,000	1,337,000
Research and development	144,000	248,000
Share-based compensation	656,000	278,000
Total operating costs and expenses	2,391,000	2,128,000
Loss from operations	(1,927,000)	(1,597,000)
Other income (expense)
Change in derivative liabilities	459,000	(159,000)
Inducement to exercise warrants	(876,000)	—
Interest expense, net	(1,000)	(1,000)
Other income, net	6,000	14,000
Total other expense	(412,000)	(146,000)
Net loss	$(2,339,000)	$(1,743,000)
Basic and diluted net loss per share	$(0.04)	$(0.03)
Shares used in computing basic and diluted net loss per share	64,964,404	64,823,917

See accompanying notes.

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PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	October 31,
	2017	2016
Operating activities
Net loss	$(2,339,000)	$(1,743,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	656,000	278,000
Amortization of stock issued for services	39,000	36,000
Depreciation and amortization	71,000	65,000
Change in fair value of derivative liability	(459,000)	159,000
Inducement to exercise warrants	876,000	—
Changes in operating assets and liabilities:
Accounts receivable	154,000	117,000
Inventories	(1,000)	2,000
Prepaid expenses	11,000	(108,000)
Accounts payable and accrued liabilities	(38,000)	147,000
Deferred rent	(1,000)	—
Net cash used in operating activities	(1,031,000)	(1,047,000)
Investing activities
Investment in patents	(3,000)	(7,000)
Purchases of property, plant and equipment	(9,000)	(76,000)
Net cash used in investing activities	(12,000)	(83,000)
Financing activities
Net proceeds from the exercise of warrants	2,632,000	—
Net cash provided by financing activities	2,632,000	—
Net (decrease) increase in cash and cash equivalents	1,589,000	(1,130,000)
Cash and cash equivalents at beginning of period	1,640,000	5,194,000
Cash and cash equivalents at end of period	$3,229,000	$4,064,000
Supplemental disclosure of cash flow information
Cash paid for taxes	$—	$2,000
Warrant liabilities removed due to settlements	$1,394,000	$—
Common stock issued for prepaid services	$51,000	$—

See accompanying notes.

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PURE Bioscience, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the consolidated accounts of PURE Bioscience, Inc. and its wholly owned subsidiary, ETI H2O Inc., a Nevada corporation. ETI H2O, Inc. currently has no business operations and no material assets or liabilities and there have been no significant transactions related to ETI H2O, Inc. during the periods presented in the condensed consolidated financial statements. All inter-company balances and transactions have been eliminated. All references to “PURE,” “we,” “our,” “us” and the “Company” refer to PURE Bioscience, Inc. and our wholly owned subsidiary.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, for interim financial information pursuant to the instructions to Form 10-Q and Article 10/Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the quarter ended October 31, 2017 are not necessarily indicative of the results that may be expected for other quarters or the year ending July 31, 2018. The July 31, 2017 balance sheet was derived from audited financial statements but does not include all disclosures required by GAAP and included in our Annual Report on Form 10-K. For more complete information, these unaudited financial statements and the notes thereto should be read in conjunction with the audited financial statements for the year ended July 31, 2017 included in our Annual Report on Form 10-K covering such period filed with the Securities and Exchange Commission, or SEC, on October 26, 2017.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

2. Liquidity & Going Concern Uncertainty

These unaudited condensed consolidated financial statements have been prepared and presented on a basis assuming we will continue as a going concern. The factors below raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty.

Since our inception, we have financed our operations primarily through public and private offerings of securities, debt financing, and revenue from product sales and license agreements. We have a history of recurring losses, and as of October 31, 2017, we have incurred a cumulative net loss of $111,821,000.

We do not have, and may never have, significant cash inflows from product sales or from other sources of revenue to fund our operations. As of October 31, 2017, we had $3,229,000 in cash and cash equivalents, and $425,000 of accounts payable. As of October 31, 2017, we have no long-term debt. We do not currently believe that our existing cash resources are sufficient to meet our anticipated needs over the next twelve months from the date hereof.

Our future capital requirements depend on numerous forward-looking factors. These factors may include, but are not limited to, the following: the acceptance of, and demand for, our products; our success and the success of our partners in selling our products; our success and the success of our partners in obtaining regulatory approvals to sell our products; the costs of further developing our existing products and technologies; the extent to which we invest in new product and technology development; and the costs associated with the continued operation, and any future growth, of our business. The outcome of these and other forward-looking factors will substantially affect our liquidity and capital resources.

Until we can generate significant cash from operations, we expect to continue to fund our operations with the proceeds of offerings of our equity and debt securities. However, we cannot assure you that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders. If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business. Further, any contracts or license arrangements we enter into to raise funds may require us to relinquish our rights to our products or technology, and we cannot assure you that we will be able to enter into any such contracts or license arrangements on acceptable terms, or at all. Having insufficient funds may require us to delay or scale back our marketing, distribution and other commercialization activities or cease our operations altogether.

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We do not have any unused credit facilities or other sources of capital available to us at this time. We intend to secure additional working capital through sales of additional debt or equity securities. Our intended financing initiatives are subject to risk, and we cannot provide any assurance about the availability or terms of these or any future financings.

If we are unable to obtain sufficient capital, it will have a material adverse effect on our business and operations. It could cause us to fail to execute our business plan, fail to take advantage of future opportunities, or fail to respond to competitive pressures or customer requirements. It also may require us to significantly modify our business model and operations to reduce spending to a sustainable level, which may include delaying, scaling back or eliminating some or all of our ongoing and planned investments in corporate infrastructure, research and development projects, regulatory submissions, business development initiatives, and sales and marketing activities, among other investments. If adequate funds are not available when needed, we may be required to reduce or cease operations altogether.

The condensed consolidated financial statements do not include any adjustment relating to recoverability or classification of recorded assets and classification of recorded liabilities.

3. Net Loss Per Share

Basic net loss per common share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Our diluted net loss per common share is the same as our basic net loss per common share because we incurred a net loss during each period presented, and the potentially dilutive securities from the assumed exercise of all outstanding stock options, restricted stock units, and warrants would have an anti-dilutive effect. As of October 31, 2017 and 2016, the number of shares issuable upon the exercise of stock options, the vesting of restricted stock units, and the exercise of warrants, none of which are included in the computation of basic net loss per common share, was 11,680,939 and 10,719,394, respectively.

4. Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on marketable securities and foreign currency translation adjustments. For the three months ended October 31, 2017 and 2016, our comprehensive loss consisted only of net loss.

5. Inventory

Inventories are stated at the lower of cost or net realizable value, and net of a valuation allowance for potential excess or obsolete material. Cost is determined using the average cost method. Depreciation related to manufacturing is systematically allocated to inventory produced, and expensed through cost of goods sold at the time inventory is sold.

Inventories consist of the following:

	October 31, 2017	July 31, 2017
Raw materials	$80,000	$82,000
Finished goods	194,000	191,000
	$274,000	$273,000

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6. Impairment of Long-Lived Assets

In accordance with GAAP, if indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the carrying value of the asset to the fair value of the asset and we record the impairment as a reduction in the carrying value of the related asset and a charge to operating results. Estimating the undiscounted future cash flows associated with long-lived assets requires judgment, and assumptions could differ materially from actual results. During the three months ended October 31, 2017, no impairment of long-lived assets was indicated or recorded.

7. Fair Value of Financial Instruments

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In connection with the October and November 2015 Private Placements, we issued warrants with derivative features. These instruments were accounted for as derivative liabilities (See Note 8 to these condensed consolidated financial statements).

We used Level 3 inputs for the valuation methodology of the derivative liabilities. The estimated fair values were computed using a Monte Carlo option pricing model based on various assumptions. Our derivative liabilities are adjusted to reflect estimated fair value at each period end, with any decrease or increase in the estimated fair value being recorded in other income or expense accordingly, as adjustments to the fair value of the derivative liabilities. Various factors are considered in the pricing models we use to value the warrants, including the Company’s current stock price, the remaining life of the warrants, the volatility of the Company’s stock price, and the risk free interest rate.

8

The following table provides a reconciliation of the beginning and ending balances of the derivative liabilities for the three months ended October 31, 2017:

Fair Value of Significant Unobservable Inputs (Level 3)

Warrant
Liabilities
Balance at July 31, 2017	$1,853,000
Issuances	—
Settlement of warrant liabilities	(1,394,000)
Adjustments to estimated fair value	(459,000)
Balance at October 31, 2017	$—

8. Derivative Liabilities

On October 23, 2015, we completed a first closing of a private placement financing (the “2015 Private Placement Financing”), where we issued, among other securities, a warrant to purchase up to an aggregate of 6,666,666 shares of common stock with a term of five years and a warrant to purchase up to an aggregate of 8,666,666 shares of common stock with a term of six months.

On November 23, 2015, we completed a second and final closing of the 2015 Private Placement Financing, where we issued, among other securities, a warrant to purchase up to an aggregate of 2,222,217 shares of common stock with a term of five years and a warrant to purchase up to an aggregate of 2,820,670 shares of common stock with a term of six months.

We accounted for the combined 20,376,219 warrants issued in connection with the 2015 Private Placement Financing in accordance with the accounting guidance for derivatives. The applicable accounting guidance sets forth a two-step model to be applied in determining whether a financial instrument is indexed to an entity’s own stock, which would qualify such financial instruments for a scope exception. This scope exception specifies that a contract that would otherwise meet the definition of a derivative financial instrument would not be considered as such if the contract is both (i) indexed to the entity’s own stock and (ii) classified in the stockholders’ equity section of the entity’s balance sheet. We determined the warrants were ineligible for equity classification due to anti-dilution provisions set forth therein.

During the fiscal year ended July 31, 2016, (i) all 2,820,670 of the six-month warrants issued in the second and final closing were exercised, (ii) the six-month warrants issued in the first closing expired and (iii) the five-year warrants issued in the first closing were cancelled.

On September 25, 2017, we completed the first closing of a tender offer to amend and exercise outstanding warrants to purchase shares of our common stock. As a result, 1,599,135 warrants issued in connection with the 2015 Private Placement Financing were exercised. In addition, there was a net exercise on 118,057 warrants which resulted in the issuance of 63,811 shares of our common stock. The net exercised warrants were issued in connection with the 2015 Private Placement Financing. The change in fair value of the warrant liabilities on September 25, 2017 was recorded as a change in derivative liabilities in the condensed consolidated statements of operations. The fair value on the exercise date was returned to additional paid in capital and is reflected in the settlement of warrant liability section on the table in Note 8. The following assumptions were used as inputs to the fair value model at September 25, 2017: stock price of $1.00 per share and a warrant exercise price of $0.45 per share as of the valuation date; our historical stock price volatility of 70.00%; risk free interest rate on U.S. treasury notes of 1.6%; warrant expiration of 3.2 years (See Note 10 to these condensed consolidated financial statements).

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On October 10, 2017, we completed a second and final closing of a tender offer to amend and exercise outstanding warrants to purchase shares of our common stock. As a result, 268,909 warrants issued in connection with the 2015 Private Placement Financing were exercised. The change in fair value of the warrant liabilities on October 10, 2017 was recorded as a change in derivative liabilities in the condensed consolidated statements of operations. The fair value on the exercise date was returned to additional paid in capital and is reflected in the settlement of warrant liability section on the table in Note 8. The following assumptions were used as inputs to the fair value model at October 10, 2017: stock price of $1.03 per share and a warrant exercise price of $0.45 per share as of the valuation date; our historical stock price volatility of 70.00%; risk free interest rate on U.S. treasury notes of 1.6%; warrant expiration of 3.1 years (See Note 10 to these condensed consolidated financial statements).

During the three months ended October 31, 2017, all warrants containing derivative features issued in connection with the 2015 Private Placement Financing were exercised.

As of October 31, 2017, the total value of the derivative liabilities was zero. The change in fair value of the warrant liabilities for the three months ended October 31, 2017 and 2016, was a decrease of $459,000 and an increase of $159,000, respectively, which was recorded as a change in derivative liabilities in the condensed consolidated statements of operations.

9. Stockholders’ Equity

Preferred Stock

As of October 31, 2017, the Company’s Board of Directors is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.01 per share, in one or more series. As of October 31, 2017 and July 31, 2017, there were no shares of preferred stock issued and outstanding.

Common Stock

As of October 31, 2017, 100,000,000 shares of common stock with a par value of $0.01 per share are authorized for issuance.

Schedule TO and Warrant Exercises

On October 10, 2017, we closed a tender offer to amend and exercise outstanding warrants to purchase shares of our Common Stock. Specifically, we filed a Schedule TO with the SEC on August 25, 2017 offering to (i) reduce the exercise price of the warrants to purchase 4,104,980 shares of Common Stock issued to investors participating in our private placement financing completed on August 29, 2014, as amended (the “2014 Warrants”) from $0.75 per share to $0.60 per share of Common Stock in cash, (ii) reduce the exercise price of outstanding warrants to purchase 1,986,101 shares of Common Stock issued to investors participating in our private placement financing completed on November 23, 2015 (the “2015 Warrants”) from $0.45 per share to $0.40 per share of Common Stock in cash, (iii) reduce the exercise price of the outstanding warrants to purchase 1,572,941 shares of Common Stock issued to investors participating in our private placement financing completed on January 23, 2017 (the “2017 Warrants”, together with the 2014 Warrants and 2015 Warrants, the “Original Warrants”) from $1.25 per share to $0.85 per share of Common Stock in cash, (iv) shorten the exercise period of the Original Warrants so that they expired concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Pacific Time) on September 25, 2017 (“Expiration Date”) unless extended until the Subsequent Expiration Date (as defined below), (v) delete the cashless exercise provisions in the Original Warrants and (vi) delete the price-based anti-dilution provisions contained in the 2015 Warrants.

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Additionally, we requested the holders of a majority of the shares issuable upon exercise of the 2014 Warrants (the “2014 Requisite Majority”), 2015 Warrants (the “2015 Requisite Majority”) and 2017 Warrants (the “2017 Requisite Majority”) to approve an amendment of all of the outstanding 2014 Warrants, 2015 Warrants and 2017 Warrants, respectively, to amend such Original Warrants in the same manner as set forth above (the “Aggregate Warrant Amendment”), except the Expiration Date would be extended until October 10, 2017 (the “Subsequent Expiration Date”) if such Aggregate Warrant Amendment was approved with respect to such class of Original Warrants. The 2015 Requisite Majority approved an amendment of all of the outstanding 2015 Warrants and holders of 2015 Warrants had until the Subsequent Expiration Date to exercise their 2015 Warrants (the “Subsequent Offer Period”).

The Offer to Amend and Exercise with respect to the 2014 Warrants and 2017 Warrants expired on the Expiration Date of September 25, 2017. As of September 25, 2017, 1,491,649 shares of Common Stock were issued upon exercise of 2014 Warrants, 1,599,135 shares of Common Stock were issued upon exercise of 2015 Warrants and 1,396,470 shares of Common Stock were issued upon exercise of 2017 Warrants, for aggregate gross proceeds to us of approximately $2,720,000. During the Subsequent Offer Period, 2015 Warrants to purchase 268,909 shares of Common Stock were exercised for aggregate gross proceeds to us of approximately $107,000. 2014 Warrants to purchase 2,533,331 shares of Common Stock and 2017 Warrants to purchase 176,471 shares of Common Stock at exercise prices of $0.75 per share and $1.25 per share, respectively, continue to remain outstanding and no 2015 Warrants remain outstanding.

Original Warrants (including 2015 Warrants exercised during the Subsequent Offer Period) to purchase an aggregate of 4,756,163 shares of Common Stock were tendered and exercised in the Offer to Amend and Exercise for aggregate net proceeds to us of approximately $2,632,000. Garden State Securities Inc. assisted the Company as warrant solicitation agents with respect to the 2017 Warrants.

Due to the reduction in exercise price for the Original Warrants issued in connection with the Schedule TO, we determined it was appropriate to record $876,000 of expense in the condensed consolidated statement of operations for the inducement to exercise the Original Warrants.

Additional Warrant Exercise

During the three months ended October 31, 2017, there was a net exercise on 198,057 warrants which resulted in the issuance of 82,545 shares of our common stock. As these warrants were net exercised, as permitted under the respective warrant agreement, we did not receive any cash proceeds. The warrants were issued in connection with the Original Warrants discussed above.

Other Activity

During the three months ended October 31, 2017, we entered into a two-year service agreement for business development services. In accordance with the agreement we issued 50,000 shares of common stock, with a value of $51,000. The value was capitalized to prepaid expense and is being amortized over the term of the agreement. During the three months ended October 31, 2017, we recognized $3,000 of expense related to these services.

On April 13, 2016, we entered into a two-year service agreement for general financial advisory services. In accordance with the agreement we issued 250,000 shares of common stock, with a value of $290,000. The value was capitalized to prepaid expense and is being amortized over the term of the agreement. During the three months ended October 31, 2017 and 2016, we recognized $36,000 of expense related to these services.

10. Share-Based Compensation

Restricted Stock Units

During the three months ended October 31, 2017, the Compensation Committee of the Board of Directors authorized the issuance of 150,000 Restricted Stock Units (“RSUs”) to Janet Risi Field, a member of our board of directors. 50% of the RSUs will vest on the earlier of the date of our annual meeting of stockholders held in 2018 or January 15, 2018 and 50% of the RSUs will vest on the earlier of the date of our annual meeting of stockholders held in 2019 or January 15, 2019. Each RSU represents the right to receive one share of common stock, issuable at the time the RSU subsequently settles, as set forth in the Restricted Stock Unit Agreement.

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During the three months ended October 31, 2017, we issued 300,000 RSUs to purchase common stock to third-party consultants for business development services. The RSUs vest based on performance conditions if sales milestones are achieved. We currently do not expect the 300,000 RSUs to vest.

Of the 2,485,000 RSUs outstanding, we currently expect 1,300,000 to vest. As of October 31, 2017, there was $1,278,000 of unrecognized non-cash compensation cost related to RSUs we expect to vest, which will be recognized over a weighted average period of 3.02 years.

For the three months ended October 31, 2017 and 2016, share-based compensation expense for RSUs was $312,000 and $52,000, respectively.

Stock Option Plans

In February 2016, we amended and restated our 2007 Equity Incentive Plan, or the Plan, to, among other changes, increase the number of shares of common stock issuable under the Plan by 4,000,000 shares and extend the term of the Plan until February 4, 2026. The Plan provides for the grant of incentive and non-qualified stock options, as well as other share-based payment awards, to our employees, directors, consultants and advisors. These awards have up to a 10-year contractual life and are subject to various vesting periods, as determined by the Compensation Committee of the Board of Directors. Our 2007 Equity Incentive Plan is the only active plan pursuant to which options to acquire common stock or restricted stock awards can be granted and are currently outstanding. As of October 31, 2017, there were approximately 561,000 shares available for issuance under the Plan.

During the three months ended October 31, 2017, the Compensation Committee of the Board of Directors authorized the issuance of 200,000 options to purchase common stock to Janet Risi Field, a member of our board of directors. 50% of the options will vest on the earlier of the date of our annual meeting of stockholders held in 2018 or January 15, 2018 and 50% of the options will vest on the earlier of the date of our annual meeting of stockholders held in 2019 or January 15, 2019.

During the three months ended October 31, 2016, we issued 100,000 options to purchase common stock to a member of our Scientific Advisory Board. The options vested quarterly over one year and carry a five-year term.

None of the options granted to our directors were granted pursuant to any compensatory, bonus, or similar plan maintained or otherwise sponsored by the Company.

A summary of our stock option activity is as follows:

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at July 31, 2017	5,759,843	$1.25	$1,120,000
Granted	200,000	$1.21
Exercised	—	$—
Cancelled	—	$—
Outstanding at October 31, 2017	5,959,843	$1.25	$544,000

The weighted-average remaining contractual term of options outstanding at October 31, 2017 was 5.55 years.

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At October 31, 2017, options to purchase 3,163,593 shares of common stock were exercisable. These options had a weighted-average exercise price of $1.35, an aggregate intrinsic value of $432,000, and a weighted average remaining contractual term of 3.15 years. The weighted average grant date fair value for options granted during the three months ended October 31, 2017 was $0.85. The total unrecognized compensation cost related to unvested stock option grants as of October 31, 2017 was approximately $1,675,000 and the weighted average period over which these grants are expected to vest is 3.04 years.

For the three months ended October 31, 2017 and 2016, share-based compensation expense for stock options was $395,000 and $226,000 respectively.

We use the Black-Scholes valuation model to calculate the fair value of stock options. Stock-based compensation expense is recognized over the vesting period using the straight-line method. The fair value of stock options was estimated at the grant date using the following weighted average assumptions:

	For the three months ended October 31,
	2017		2016
Volatility	86.98%		74.71%
Risk-free interest rate	1.80%		0.93%
Dividend yield	0.0%		0.0%
Expected life	5.45	years	2.81	years

Volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. Accordingly, we have assumed no dividend yield for purposes of estimating the fair value of our share-based compensation.

The weighted average expected life of options was estimated using the average of the contractual term and the weighted average vesting term of the options. Certain options granted to consultants are subject to variable accounting treatment and are required to be revalued until vested.

Stock-based compensation expense is based on awards ultimately expected to vest, and therefore is reduced by expected forfeitures. We have not had significant forfeitures of stock options granted to employees and directors as a significant number of our historical stock option grants were fully vested at issuance or were issued with short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

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11. Recent Accounting Pronouncements

In July 2017, the Financial Accounting Standards Board (“FASB”) issued a two-part Accounting Standards Update (“ASU”) No. 2017-11, I. Accounting for Certain Financial Instruments With Down Round Features and II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests With a Scope Exception (“ASU 2017-11”). ASU 2017-11 amends guidance in FASB ASC 260, Earnings Per Share, FASB ASC 480, Distinguishing Liabilities from Equity, and FASB ASC 815, Derivatives and Hedging. The amendments in Part I of ASU 2017-11 change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. The amendments in Part II of ASU 2017-11 re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. ASU 2017-11 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. We are evaluating the effect that this update will have on our consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date for annual reporting periods beginning after December 15, 2017. We expect to adopt ASU 2014-09 in the first fiscal quarter of 2019. We currently do not have any material revenue contracts with customers and will review any new contracts entered into prior to the adoption of the new standard. We are evaluating the effect that this update will have on our consolidated financial statements and related disclosures.

12. Subsequent Events

Subsequent to October 31, 2017, we wrote-off $26,000 of inventory destroyed in a third-party warehouse fire. We are currently exploring options to recover our loss.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

All references in this Item 2 and elsewhere in this Quarterly Report to “PURE,” “we”, “our,” “us” and the “Company” refer to PURE Bioscience, Inc., a Delaware corporation, and our wholly owned subsidiary, ETI H2O, Inc., a Nevada corporation. ETI H2O, Inc. currently has no business operations and no material assets or liabilities and there have been no significant transactions related to ETI H2O, Inc. during the periods presented in the condensed consolidated financial statements contained elsewhere in this Quarterly Report.

The discussion in this section contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “would” or “will” or the negative of these terms or other comparable terminology, but their absence does not mean that a statement is not forward-looking. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which could cause our actual results to differ from those projected in any forward-looking statements we make. Several risks and uncertainties we face are discussed in more detail under “Risk Factors” in Part II, Item 1A of this Quarterly Report or in the discussion and analysis below. You should, however, understand that it is not possible to predict or identify all risks and uncertainties and you should not consider the risks and uncertainties identified by us to be a complete set of all potential risks or uncertainties that could materially affect us. You should not place undue reliance on the forward-looking statements we make herein because some or all of them may turn out to be wrong. We undertake no obligation to update any of the forward-looking statements contained herein to reflect future events and developments, except as required by law. The following discussion should be read in conjunction with the condensed consolidated financial statements and the notes to those financial statements included elsewhere in this Quarterly Report on Form 10-Q.

Overview

We are focused on developing and commercializing proprietary antimicrobial products that provide safe and cost-effective solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, we believe SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity, non-causticity, and the inability of bacteria to form a resistance to it.

Our SDC-based technology platform has potential application in a number of industries. Our near-term focus is on offering products that address food safety risks across the food industry supply chain. In 2011, the Centers for Disease Control and Prevention (CDC) reported that foodborne illnesses affect more than 48 million people annually in the U.S., causing 128,000 hospitalizations and 3,000 fatalities. The CDC estimated that more than 9 million of these foodborne illnesses were attributed to major pathogens. The CDC reported that contaminated produce was responsible for approximately 46% of the foodborne illnesses caused by pathogens and 23% of the foodborne illness-related deaths in the US between 1998 and 2008. Among the top pathogens contributing to foodborne illness in the U.S. are Norovirus, Salmonella, Campylobacter, Staphylococcus, Shiga toxin–producing Escherichia coli and Listeria. Salmonella is the leading cause of hospitalization, followed by Norovirus, and is the leading cause of deaths related to foodborne illness.

Based on these statistics, we believe there is a significant market opportunity for our safe, non-toxic and effective SDC-based solutions. We currently offer PURE® Hard Surface as a food contact surface sanitizer and disinfectant to restaurant chains, food processors, and food transportation companies. We also offer PURE Control® as a direct food contact processing aid. We received the required FDA approvals to market PURE Control® as a direct food contact processing aid for raw poultry and fresh produce in December 2015 and January 2016, respectively. Because additional USDA approval was not required, we began marketing PURE Control as a direct food contact processing aid for fresh produce following our receipt of FDA approval in January 2016.

In July 2016, we received a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. In January 2017, we submitted an additional FCN to the FDA to allow use of higher SDC concentrations in poultry processing, allowing the flexibility to adjust to varying plant and processing conditions. In May 2017, we received a Final Letter from the FDA for this FCN as well as a “No Objection Letter” from the USDA’s Food Safety and Inspection Service (FSIS) granting approval for the higher concentrations of SDC-based PURE Control to be used as a spray or dip applied to poultry carcasses, parts and organs in pre-OLR (on-line reprocessing) and post chill processing of fresh poultry. We are currently focused on completing in-plant validation trials for PURE Control in pre- and post OLR poultry processing applications, which represents approximately 65 to 75% of the total processing aid market for poultry processing. We are also conducting in-plant trials to optimize the application of PURE Control in OLR to attempt to gain USDA approval for use in this stage of poultry processing.

Subject to the results of our focused in-plant validation efforts for our approved produce and poultry solutions, we intend to seek approval to utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork. In addition to our direct sales efforts with PURE Hard Surface and PURE Control, we market and sell our SDC-based products indirectly through third-party distributors.

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Business Strategy

Our goal is to become a sustainable company by commercializing the SDC-based products we have developed with our proprietary technology platform. We are focused on delivering leading antimicrobial products that address food safety risks across the food industry supply chain. Key aspects of our business strategy include:

●	Expanding sales and distribution for our products into the food industry with a focus on a dual track of food safety market opportunities:

●	Hard Surface Disinfectant - commercializing our current EPA registered PURE Hard Surface disinfectant and sanitizer for use in foodservice operations, food manufacturing and food transportation.

●	Direct Food Contact - commercializing FDA approved PURE Control as a direct food contact processing aid for fresh produce; commercializing FDA approved PURE Control as a food processing and intervention aid for food processors treating raw poultry in pre and post OLR applications. We also intend to continue our on-going in plant trials to optimize the application of PURE Control in OLR to attempt to gain USDA approval for use in this stage of poultry processing. Additionally, subject to the results of our focused in-plant validation efforts for our approved produce and poultry solutions, we intend to seek approval to utilize PURE Control as a direct food contact processing aid for raw meats, including beef and pork.

●	Establishing strategic alliances to maximize the commercial potential of our technology platform;

●	Developing additional proprietary products and applications; and

●	Protecting and enhancing our intellectual property.

In addition to our current products addressing food safety, we intend to leverage our technology platform through licensing and distribution collaborations in order to develop new products and enter into new markets that could potentially generate multiple sources of revenue.

Liquidity & Going Concern Update

Our condensed consolidated financial statements have been prepared and presented on a basis assuming we will continue as a going concern. The factors below raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty.

Since our inception, we have financed our operations primarily through public and private offerings of securities, debt financing, and revenue from product sales and license agreements. We have a history of recurring losses, and as of October 31, 2017, we have incurred a cumulative net loss of $111,869,000.

We do not have, and may never have, significant cash inflows from product sales or from other sources of revenue to fund our operations. As of October 31, 2017, we had $3,229,000 in cash and cash equivalents, and $425,000 of accounts payable. As of October 31, 2017, we have no long-term debt. In October 2017, we completed a tender offer to amend and exercise outstanding warrants held by the investors participating in our 2014, 2015 and 2017 private placement financings, resulting in net receipts of approximately $2.6 million in cash proceeds from the exercise of 4,756,163 outstanding warrants. We do not currently believe that our existing cash resources are sufficient to meet our anticipated needs over the next twelve months from the date hereof.

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Our future capital requirements depend on numerous forward-looking factors. These factors may include, but are not limited to, the following: the acceptance of, and demand for, our products; our success and the success of our partners in selling our products; our success and the success of our partners in obtaining regulatory approvals to sell our products; the costs of further developing our existing products and technologies; the extent to which we invest in new product and technology development; and the costs associated with the continued operation, and any future growth, of our business. The outcome of these and other forward-looking factors will substantially affect our liquidity and capital resources.

Until we can generate significant cash from operations, we expect to continue to fund our operations with the proceeds of offerings of our equity and debt securities. However, we cannot assure you that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders. If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business. Further, any contracts or license arrangements we enter into to raise funds may require us to relinquish our rights to our products or technology, and we cannot assure you that we will be able to enter into any such contracts or license arrangements on acceptable terms, or at all. Having insufficient funds may require us to delay or scale back our marketing, distribution and other commercialization activities or cease our operations altogether.

We do not have any unused credit facilities or other sources of capital available to us at this time. We intend to secure additional working capital through sales of additional debt or equity securities. Our intended financing initiatives are subject to risk, and we cannot provide any assurance about the availability or terms of these or any future financings.

If we are unable to obtain sufficient capital, it will have a material adverse effect on our business and operations. It could cause us to fail to execute our business plan, fail to take advantage of future opportunities, or fail to respond to competitive pressures or customer requirements. It also may require us to significantly modify our business model and operations to reduce spending to a sustainable level, which may include delaying, scaling back or eliminating some or all of our ongoing and planned investments in corporate infrastructure, research and development projects, regulatory submissions, business development initiatives, and sales and marketing activities, among other investments. If adequate funds are not available when needed, we may be required to reduce or cease operations altogether.

Financial Overview

This financial overview provides a general description of our revenue and expenses.

Revenue

We contract manufacture and sell SDC-based products for end use, and as a raw material for manufacturing use. We also license our products and technology to development and commercialization partners. Revenue is recognized when realized or realizable and earned. Any amounts received prior to satisfying revenue recognition criteria are recorded as deferred revenue.

Cost of Goods Sold

Cost of goods sold for product sales includes direct and indirect costs to manufacture products, including materials consumed, manufacturing overhead, shipping costs, salaries, benefits, reserved inventory, and related expenses of operations. Depreciation related to manufacturing is systematically allocated to inventory produced, and expensed through cost of goods sold at the time inventory is sold.

Selling, General and Administrative

Selling, general and administrative expense consists primarily of salaries and other related costs for personnel in business development, sales, finance, accounting, information technology, and executive functions. Other selling, general and administrative costs include product marketing, advertising, and trade show costs, as well as public relations and investor relations, facility costs, and legal, accounting and other professional fees.

Research and Development

Our research and development activities are focused on leveraging our technology platform to develop additional proprietary products and applications. Research and development expense consists primarily of personnel and related costs, product registration expenses, and third-party testing. We expense research and development costs as incurred.

Other Income (Expense)

We record interest income, interest expense, the change in derivative liabilities, as well as other non-operating transactions, as other income (expense) in our condensed consolidated statements of operations.

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Results of Operations

Fluctuations in Operating Results

Our results of operations have fluctuated significantly from period to period in the past and are likely to continue to do so in the future. We anticipate that our results of operations will be affected for the foreseeable future by several factors that may contribute to these periodic fluctuations, including the demand for our products, the timing and amount of our product sales, and the progress and timing of expenditures related to sales and marketing, as well as product development. Due to these fluctuations, we believe that the period-to-period comparisons of our operating results are not a reliable indication of our future performance.

Comparison of the Three Months Ended October 31, 2017 and 2016

Net Product Sales

Net product sales were $464,000 and $531,000 for the three months ended October 31, 2017 and 2016, respectively. The decrease of $67,000 was primarily attributable to reduced food safety sales and fluctuations within our existing legacy customer base.

For the three months ended October 31, 2017, one individual customer accounted for 49% of our net product sales. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows: 100% U.S.

For the three months ended October 31, 2016, one individual customer accounted for 59% of our net product sales. No other individual customer accounted for 10% or more of our net product sales. The geographic breakdown of net product sales was as follows: 100% U.S.

Cost of Goods Sold

Cost of goods sold was $146,000 and $265,000 for the three months ended October 31, 2017 and 2016, respectively. The decrease of $119,000 was primarily attributable to decreased product sales.

Gross margin as a percentage of net product sales, or gross margin percentage, was 69% and 50% for the three months ended October 31, 2017 and 2016, respectively. The increase in gross margin percentage was primarily attributable to the sale of higher margin formulations and packaging configurations of our products during the quarter ended October 31, 2017, as compared with the prior period.

Selling, General and Administrative Expense

Selling, general and administrative expense was $1,445,000 and $1,337,000 for the three months ended October 31, 2017 and 2016, respectively. The increase of $108,000 was primarily attributable to increased personnel and business development fees.

Research and Development Expense

Research and development expense was $144,000 and $248,000 for the three months ended October 31, 2017 and 2016, respectively. The decrease of $104,000 was primarily attributable to reduced spending on research supporting our FDA approvals.

Share-Based Compensation

Share-based compensation expense was $656,000 and $278,000 for the three months ended October 31, 2017 and 2016, respectively. The increase of $378,000 is primarily due to the vesting of stock options and restricted stock units granted to employees, directors and consultants supporting our selling, general and administrative, and research and development functions.

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Change in Derivative Liabilities

Change in derivative liabilities for the three months ended October 31, 2017 and 2016 was a decrease of $459,000 and an increase of $159,000, respectively. The overall decrease in the derivative liability is due to updates to the assumptions used in the fair value pricing model for warrants at the date the warrants were exercised and at the end of the reporting period (See Notes 8 and 9 to the condensed consolidated financial statements included in Item 1 of this Quarterly Report on Form 10-Q).

Inducement to exercise warrants

During the three months ended October 31, 2017, we completed a tender offer to amend outstanding warrants held by the investors participating in our 2014, 2015 and 2017 private placement financings. In accordance with the terms of the tender offer the strike price for all three series of warrants was reduced. As a result, we recorded a one-time inducement expense of $876,000.

Interest Expense

Interest expense for the three months ended October 31, 2017 and 2016 was $1,000.

Other Income (Expense)

Other income for the three months ended October 31, 2017 and 2016 was $6,000 and $14,000, respectively.

Liquidity and Capital Resources

Our condensed consolidated financial statements have been prepared and presented on a basis assuming we will continue as a going concern. The factors below raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty.

Since our inception, we have financed our operations primarily through public and private offerings of securities, debt financing, and revenue from product sales and license agreements. We have a history of recurring losses, and as of October 31, 2017 we have incurred a cumulative net loss of $111,821,000.

In October 2017, we completed a tender offer to amend and exercise outstanding warrants held by the investors participating in our 2014, 2015 and 2017 private placement financings, resulting in net receipts of approximately $2.6 million in cash proceeds from the exercise of 4,756,163 outstanding warrants. We do not currently believe that our existing cash resources are sufficient to meet our anticipated needs over the next twelve months from the date hereof. (See Notes 8 and 9 to the condensed consolidated financial statements included in Item 1 of this Quarterly Report on Form 10-Q).

We do not have, and may never have, significant cash inflows from product sales or from other sources of revenue to fund our operations. As of October 31, 2017, we had $3,229,000 in cash and cash equivalents compared with $1,640,000 in cash and cash equivalents as of July 31, 2017. The net increase in cash and cash equivalents was primarily attributable to the successful closing of the tender offer discussed above. Additionally, as of October 31, 2017, we had $637,000 of current liabilities, including $425,000 in accounts payable, compared with $2,528,000 of current liabilities, including $426,000 in accounts payable as of July 31, 2017. The net decrease in current liabilities was primarily due to the removal of the derivative liability incurred from the issuance of warrants associated with our November 2015 financing (See Notes 8 and 9 to the condensed consolidated financial statements included in Item 1 of this Quarterly Report on Form 10-Q).

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In addition, from time to time we have entered into employment agreements with our executives that, under certain cases, provide for the continuation of salary and certain other benefits if these executives are terminated under specified circumstances. These agreements generally expire upon termination for cause or when we have met our obligations under these agreements. As of October 31, 2017, no events have occurred resulting in the obligation of any such payments.

Our future capital requirements depend on numerous forward-looking factors. These factors may include, but are not limited to, the following: the acceptance of, and demand for, our products; our success and the success of our partners in selling our products; our success and the success of our partners in obtaining regulatory approvals to sell our products; the costs of further developing our existing products and technologies; the extent to which we invest in new product and technology development; and the costs associated with the continued operation, and any future growth, of our business. The outcome of these and other forward-looking factors will substantially affect our liquidity and capital resources.

Until we can generate significant cash from operations, we expect to continue to fund our operations with the proceeds of offerings of our equity and debt securities. However, we cannot assure you that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders. If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business. Further, any contracts or license arrangements we enter into to raise funds may require us to relinquish our rights to our products or technology, and we cannot assure you that we will be able to enter into any such contracts or license arrangements on acceptable terms, or at all. Having insufficient funds may require us to delay or scale back our marketing, distribution and other commercialization activities or cease our operations altogether.

We do not have any unused credit facilities or other sources of capital available to us at this time. We intend to secure additional working capital through sales of additional debt or equity securities. Our intended financing initiatives are subject to risk, and we cannot provide any assurance about the availability or terms of these or any future financings.

If we are unable to obtain sufficient capital, it will have a material adverse effect on our business and operations. It could cause us to fail to execute our business plan, fail to take advantage of future opportunities, or fail to respond to competitive pressures or customer requirements. It also may require us to significantly modify our business model and operations to reduce spending to a sustainable level, which may include delaying, scaling back or eliminating some or all of our ongoing and planned investments in corporate infrastructure, research and development projects, regulatory submissions, business development initiatives, and sales and marketing activities, among other investments. If adequate funds are not available when needed, we may be required to reduce or cease operations altogether.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

In addition, the condensed consolidated financial statements included in this Quarterly Report have been prepared and presented on a basis assuming we will continue as a going concern. Until we can generate significant cash from operations, we expect to continue to fund our operations with the proceeds of offerings of our equity and debt securities. However, we cannot assure you that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders. If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business. Further, any contracts or license arrangements we enter into to raise funds may require us to relinquish our rights to our products or technology, and we cannot assure you that we will be able to enter into any such contracts or license arrangements on acceptable terms, or at all. Having insufficient funds may require us to delay or scale back our marketing, distribution and other commercialization activities or cease our operations altogether. Our financial statements do not include any adjustment relating to recoverability or classification of recorded assets and classification of recorded liabilities.

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We believe the following accounting policies and estimates are critical to aid you in understanding and evaluating our reported financial results.

Revenue Recognition

We sell our products to distributors and end users. We record revenue when we sell products to our customers, rather than when our customers resell products to third parties. When we sell products to our customers, we reduce the balance of our inventory with a corresponding charge to cost of goods sold. We do not currently have any consignment sales.

Terms of our product sales are generally FOB shipping point. Product sales are recognized when delivery of the products has occurred (which is generally at the time of shipment), title has passed to the customer, the selling price is fixed or determinable, collectability is reasonably assured and we have no further obligations. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue. We record product sales net of discounts at the time of sale and report product sales net of such discounts.

We also license our products and technology to development and commercialization partners. License fee revenue consists of product and technology license fees earned. If multiple-element arrangements require on-going services or performance, then upfront product and technology license fees under such arrangements are deferred and recognized over the period of such services or performance. Non-refundable amounts received for substantive milestones are recognized upon achievement of the milestone. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

Share-Based Compensation

We grant equity-based awards under share-based compensation plans or stand-alone contracts. We estimate the fair value of share-based payment awards using the Black-Scholes option valuation model. This fair value is then amortized over the requisite service periods of the awards. The Black-Scholes option valuation model requires the input of subjective assumptions, including price volatility of the underlying stock, risk-free interest rate, dividend yield, and expected life of the option. Share-based compensation expense is based on awards ultimately expected to vest, and therefore is reduced by expected forfeitures. Changes in assumptions used under the Black-Scholes option valuation model could materially affect our net loss and net loss per share.

Impairment of Long-Lived Assets

In accordance with GAAP, if indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the carrying value of the asset to the fair value of the asset and we record the impairment as a reduction in the carrying value of the related asset and a charge to operating results. Estimating the undiscounted future cash flows associated with long-lived assets requires judgment, and assumptions could differ materially from actual results.

For purposes of testing impairment, we group our long-lived assets at the lowest level for which there are identifiable cash flows independent of other asset groups. Currently, there is only one level of aggregation for our intangible assets. We assess the impairment of long-lived assets, consisting of property, plant, and equipment and our patent portfolio, whenever events or circumstances indicate that the carrying value may not be recoverable. Examples of such events or circumstances include:

●	an asset group’s ability to continue to generate income from operations and positive cash flow in future periods;

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●	loss of legal ownership or title to the asset(s);

●	significant changes in our strategic business objectives and utilization of the asset(s); and

●	the impact of significant negative industry or economic trends.

Additionally, on a quarterly basis we review the significant assumptions underlying our impairment assessment to determine whether our previous conclusions remain valid.

Recoverability of assets to be held and used in operations is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the assets. The factors used to evaluate the future net cash flows, while reasonable, require a high degree of judgment and the results could vary if the actual results are materially different than the forecasts. In addition, we base useful lives and amortization or depreciation expense on our subjective estimate of the period that the assets will generate revenue or otherwise be used by us. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

We also periodically review the lives assigned to our intangible assets to ensure that our initial estimates do not exceed any revised estimated periods from which we expect to realize cash flows from the assets. If a change were to occur in any of the above-mentioned factors or estimates, the likelihood of a material change in our reported results would increase.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow or market or foreign currency risks.

We review the terms of the common stock, warrants and convertible debt we issue to determine whether there are derivative instruments, including embedded conversion options that are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

Recent Accounting Pronouncements

See Note 12 to the condensed consolidated financial statements included in Item 1 of this Quarterly Report on Form 10-Q.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

As a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934, or the Exchange Act, and as provided in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.

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Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the rules and forms of the Securities and Exchange Commission, or SEC, and that such information is accumulated and communicated to our management, including our Principal Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.

As required by Rule 13a-15(b) under the Exchange Act, our management conducted an evaluation, under the supervision and with the participation of our Principal Executive Officer and our Principal Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this Quarterly Report. Based on the foregoing evaluation, our Principal Executive Officer and Principal Financial Officer concluded that as of the end of the period covered by this report our disclosure controls and procedures were effective.

Changes in Internal Control Over Financial Reporting

In connection with the evaluation required by Exchange Act Rule 13a-15(d), our management, under the supervision and with the participation of our Principal Executive Officer and our Principal Financial Officer, concluded that there were no changes in our internal controls over financial reporting during the three months ended October 31, 2017 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

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PART II – Other Information

Item 1. Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of our business. The impact and outcome of litigation, if any, is subject to inherent uncertainties, and any adverse result in these or other matters may arise from time to time that could harm our business. We are not currently aware of any such legal proceedings or claims to which we or our wholly owned subsidiary is a party or of which any of our property is subject that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

Item 1A. Risk Factors

In evaluating us and our common stock, we urge you to carefully consider the risks and other information in this Quarterly Report on Form 10-Q, including the risk factor included below, as well as the risk factors disclosed in Item 1A. to Part I of our Annual Report on Form 10-K for the fiscal year ended July 31, 2017, which we filed with the SEC on October 26, 2017 (the “Form 10-K”). Other than the risk factor included below, the risks and uncertainties described in “Item 1A — Risk Factors” of our Form 10-K have not materially changed. Any of the risks discussed in this Quarterly Report on Form 10-Q, including the risk factor included below, or any of the risks disclosed in “Item 1A — Risk Factors” of our Form 10-K, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations, financial condition or prospects.

Risks Related to Our Business and Industry

As a result of our historical lack of financial liquidity, we do not currently have sufficient working capital to fund our planned operations and may not be able to continue as a going concern.

We have a history of recurring losses, and as of October 31, 2017, we have incurred a cumulative net loss of approximately $112 million. As of October 31, 2017, we had $3,229,000 in cash and cash equivalents and $425,000 in accounts payable. During the three months ended October 31, 2017, our cash outflows for operating activities and for investments in patents and fixed assets were $1.04 million. As a result, our existing cash resources are not sufficient to meet our anticipated needs over the next twelve months from the date hereof, and we will need to raise additional capital to continue our operations and to implement our business plan, which capital may not be available on acceptable terms or at all.

Our capital requirements will depend on many factors, including, among others:

●	the market acceptance of, and demand for, our products;

●	the timing and costs of executing our sales and marketing strategies;

●	our ability to successfully complete the in-plant validation trials requested by potential customers and our ability to convert these trials into customer orders for our products;

●	the costs and time required to obtain the necessary regulatory approvals for our products, including the required USDA approval for use of PURE Control in OLR processing of raw poultry;

●	the extent to which we invest in new testing and product development, including in-plant optimization trials;

●	the extent to which our customers continue to place product orders as expected and expand their existing use of our products;

●	the cost and time to satisfy unique customer requirements regarding validation trials or to support the value proposition and benefits of our products;

●	the timing of vendor payments and the collection of receivables, among other factors affecting our working capital;

●	our ability to control the timing and amount of our operating expenses, including the costs to attract and retain personnel with the skills required to implement our business plan; and

●	the costs to file, prosecute and defend our intellectual property rights.

The above factors, along with our history and near term forecast of incurring net losses and negative operating cash flows, raise substantial doubt about our ability to continue as a going concern. If we do not obtain additional capital from external sources, we will not have sufficient working capital to fund our planned operations or be able to continue as a going concern. We cannot assure you that additional financing will be available when needed or that, if available, we can obtain financing on terms favorable to us or to our stockholders. If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business. Further, any contracts or license arrangements we enter into to raise funds may require us to relinquish our rights to our products or technology, and we cannot assure you that we will be able to enter into any such contracts or license arrangements on acceptable terms, or at all. Having insufficient funds may require us to delay or scale back our marketing, distribution and other commercialization activities or cease our operations altogether.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not Applicable.

Item 5. Other Information

None.

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Item 6. Exhibits

The following Exhibits are filed as part of this report pursuant to Item 601 of Regulation S-K:

3.1	Certificate of Incorporation of PURE Bioscience, Inc. (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K filed with the SEC on October 29, 2012)

3.1.1	Certificate of Amendment to Certificate of Incorporation of PURE Bioscience, Inc. (incorporated by reference to Exhibit 3.1.1 of the Annual Report on Form 10-K filed with the SEC on October 29, 2012)

3.2	Bylaws of PURE Bioscience, Inc. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

3.2.1	Amendment to the Bylaws of PURE Bioscience, Inc. (incorporated by reference to Exhibit 3.2.1 to the Annual Report on Form 10-K, filed with the SEC on October 29, 2012)

4.1	Form of Investor Warrant (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K, filed with the SEC on September 2, 2009)

4.2	Wharton Capital Markets LLC Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC on March 16, 2012)

4.3	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC on September 13, 2012)

4.4	Morrison & Foerster LLP Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC on January 31, 2013)

4.5	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC April 23, 2013)

4.6	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC August 27, 2014)

4.7	Form of Five-Year Warrant (incorporated by reference to Exhibit 4.11 to the Company’s Annual Report on Form 10-K, filed with the SEC on October 28, 2015)

4.8	Form of Investor Warrant in 2016 Private Placement Financing (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC December 7, 2016)

4.9	Form of Placement Agent Warrant in 2016 Private Placement Financing (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed with the SEC December 7, 2016)

4.10	Form of 2014 Amended Warrant (incorporated by reference to Exhibit (a)(1)(F) to the Company’s Schedule TO filed on August 25, 2017)

4.11	Form of 2015 Amended Warrant (incorporated by reference to Exhibit (a)(1)(G) to the Company’s Schedule TO filed on August 25, 2017)

4.12	Form of 2017 Amended Warrant (incorporated by reference to Exhibit (a)(1)(H) to the Company’s Schedule TO filed on August 25, 2017)

10.26	Form of Amendment and Waiver, dated August 23, 2017, by and between the Company and that certain holder party thereto (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the SEC on August 25, 2017)

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31.1 *	Certification of Chief Executive Officer, pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2 *	Certification of Principal Financial Officer, pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1 *	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2 *	Certification of Principal Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101 *	The following materials from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2017, formatted in XBRL (eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets at October 31, 2017 and July 31, 2017; (ii) Condensed Consolidated Statements of Operations for the three months ended October 31, 2017 and 2016; (iii) Condensed Consolidated Statements of Cash Flows for the three months ended October 31, 2017 and 2016; and (iv) Notes to Condensed Consolidated Financial Statements.

*	Filed herewith.

#	Management contract or compensatory plan or arrangement

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Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PURE BIOSCIENCE, INC.

Date: December 14, 2017	By:	/s/ HENRY R. LAMBERT
Henry R. Lambert, Chief Executive Officer (Principal Executive Officer)

Date: December 14, 2017	By:	/s/ MARK S. ELLIOTT
Mark S. Elliott, Vice President, Finance
(Principal Financial and Accounting Officer)

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Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO SECTION 302 OF THE

SARBANES-OXLEY ACT OF 2002

I, Henry R. Lambert, Chief Executive Officer of PURE Bioscience, Inc., certify that:

1.	I have reviewed this report on Form 10-Q of PURE Bioscience, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

	a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

	(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 14, 2017	By:	/s/ HENRY R. LAMBERT
Henry R. Lambert
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Mark S. Elliott, Vice President, Finance and Principal Financial and Accounting Officer of PURE Bioscience, Inc., certify that:

1.	I have reviewed this report on Form 10-Q of PURE Bioscience, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

	a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

	(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 14, 2017	By:	/s/ MARK S. ELLIOTT
Mark S. Elliott
Vice President, Finance
(Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and 18 U.S.C. § 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Pure Bioscience, Inc. (the “Company”) hereby certifies, to such officer’s knowledge, that:

(i)	the accompanying report on Form 10-Q of the Company for the period ended October 31, 2017, to which this Certificate is attached (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: December 14, 2017	By:	/s/ Henry R. Lambert
Henry R. Lambert Chief Executive Officer (Principal Executive Officer)

A signed original of this written statement required by Section 906 has been provided to Pure Bioscience, Inc. and will be retained by Pure Bioscience, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

This certification has not been, and shall not be deemed, “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Pure Bioscience, Inc. under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

Exhibit 32.2

CERTIFICATION

PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and 18 U.S.C. § 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Pure Bioscience, Inc. (the “Company”) hereby certifies, to such officer’s knowledge, that:

(i)	the accompanying report on Form 10-Q of the Company for the period ended October 31, 2017, to which this Certificate is attached (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: December 14, 2017	By:	/s/ Mark S. Elliott
Mark S. Elliott Vice President, Finance (Principal Financial and Accounting Officer)

A signed original of this written statement required by Section 906 has been provided to Pure Bioscience, Inc. and will be retained by Pure Bioscience, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

This certification has not been, and shall not be deemed, “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Pure Bioscience, Inc. under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.